                                                               EXHIBIT 4(g)(iii)

                  AMENDMENT TO FINANCE AND SECURITY AGREEMENT
                                (Actava/Snapper)

This Amendment to Finance and Security Agreement ("Amendment") is made by and between THE ACTAVA GROUP INC. (formerly known as Fuqua Industries, Inc.) ("Actava") individually, and on behalf of SNAPPER, a division thereof and ITT COMMERCIAL FINANCE CORP. ("ITT").

         WHEREAS, ITT and Actava entered into that certain Finance and Security Agreement dated October 23, 1992 ("Agreement");

         WHEREAS, ITT and Actava desire to amend the Agreement as provided herein.

         NOW, THEREFORE, for and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ITT and Actava agree as follows:

         1. Section 8.19 of the Agreement is deleted and amended to read in its entirety as follows:

                 "8.19 Sale or Transfer of Assets. Except in the ordinary course of business, and except as consented to in writing by ITT, Actava shall not, and shall not permit any of the Subsidiaries, including Qualex, Inc. (whether or not Qualex, Inc. meets the definition of "Subsidiary") to, sell, transfer, lease (including sale leaseback) or otherwise dispose of all or a substantial part of its assets or of all or a substantial part of the assets of the Business."

         2. Section 8.26 of the Agreement is deleted and is amended to read in its entirety as follows:

                 "8.26 Financial Covenants. Actava agrees that:

                 (a) for the period commencing December 31, 1993, through April 30, 1994:

                          (1) Tangible Net Worth. Actava shall at all times maintain a Tangible Net Worth of at least One Hundred-Fifty Five Million Dollars ($155,000,000.00).

                          (2) Debt to Tangible Net Worth. Actava shall at all times maintain a ratio of Adjusted Debt to Tangible Net Worth of not more than Two to One (2.0:1).

                 (b)  for the period commencing May 1, 1994, and thereafter:

                          (1) Tangible Net Worth. Actava shall at all times maintain a Tangible Net Worth of at least One Hundred Fifty-Five Million Dollars ($155,000,000.00).

                          (2) Debt to Tangible Net Worth. Actava shall at all times maintain a ratio of Adjusted Debt to Tangible Net Worth of not more than One and Eight Tenths to One (1.8:1).

         Each of the foregoing financial convenants shall be calculated accounting for Qualex, Inc. in accordance with the net equity method of accounting.

                 'Tangible Net Worth' means the net book value of assets less liabilities, plus Subordinated Debt in accordance with GAAP, excluding from such assets (i) all Intangibles (although, fifty percent (50%) of the note receivable principal balance due from time to time from Triton Group Ltd. may be included in the calculation of Tangible Net Worth (but only so long as Triton Group Ltd. shall not be insolvent or bankrupt, dissolved or in liquidation, or otherwise in default of its obligations under said note receivable)), (ii) the current balance, if any, of the Distributor Loans, and (iii) Actava's investment in Qualex, Inc. calculated in accordance with the net equity method of accounting, and excluding from such liabilities the Floorplan Guaranty obligations, if any, of Actava's obligations pursuant to Section 3.8 of the Agreement.

                 'Intangibles' means and includes (without duplication) general intangibles (as that term is defined in the Uniform Commercial
                 Code), advances and accounts receivable due from officers, directors, employees and stockholders, licenses, goodwill, prepaid expenses, covenants not to compete, franchise fees, organizational costs, research and development costs, and such similar items as may from time to time be determined in the reasonable discretion of ITT (including leasehold improvements net of depreciation and deposits to the extent such items are material and separately identified in Actava's audited financial statements).

                 'Subordinated Debt' means the indebtedness of Actava under (a) the 9-1/2% Subordinated Debentures due August 1, 1998, issued pursuant to that certain Indenture dated as of August 1, 1973, between Actava and Chemical Bank, as Trustee; (b) the 6-1/2% Convertible Subordinated Debentures due August 4, 2002, issued pursuant to that certain Indenture, dated as of August 1, 1987, between Actava and Chemical Bank, as Trustee; (c) the 9-7/8% Senior Subordinated Debentures due March 15, 1997, issued pursuant to that certain Indenture, dated as of March 15, 1977, between Actava and The Chase Manhattan Bank (National Association), as Trustee; (d) the 10% Subordinated Debentures due October 1, 1999, issued pursuant to that certain Indenture, dated as of October 1, 1974, between National Industries, Inc. and First National City Bank, as Trustee; (e) the 6% Senior Subordinated Swiss Bank Bond due March 6, 1996, issued pursuant to that certain Prospectus, dated February 19, 1986, relative to Actava's issuance of Swiss Bank bonds in the authorized aggregate principal amount of $100,000,000; and (f) other Indebtedness subordinated to the Obligations pursuant to subordination terms reasonably acceptable to ITT. Except as may otherwise be provided above, for purposes of these financial covenant calculations, assets and current assets shall reflect appropriate deductions for depreciation, depletions, obsolescence, amortization, valuation, or other reserves according to GAAP.

                 'Total Debt' means all liabilities in accordance with GAAP, accounting for Qualex, Inc. in accordance with the net equity method of accounting.

                 'Adjusted Debt' means Total Debt minus Subordinated Debt.

                 Actava represents and warrants that the obligations hereunder constitute senior indebtedness under the agreements relating to the Subordinated Debt in clauses (a) through (e) in the definition of "Subordinated Debt" above and is entitled to all the benefits of senior debt thereunder."

         3. A new Section 9.11 is incorporated into the Agreement as though originally set forth therein as follows:

                 "9.11 Default DP. Diversified Products Corporation shall breach, after the expiration of any applicable grace or cure periods, any of the terms of any agreement, loan, guarantee or other transaction relating to Indebtedness to ITT or the maturity of such Indebtedness is accelerated as a consequence of such breach and in such event no further notice or cure period shall be required for a default to be declared hereunder."

         4. Except as expressly modified or amended herein, all other terms and provisions of the Agreement will remain unmodified and in full force and effect and the Agreement, as hereby amended, is ratified, and confirmed by ITT and Actava.

         5. Except as otherwise defined herein, all capitalized terms will have the same meanings set forth in the Agreement.


      IN WINTESS WHEREOF, ITT and Actava have executed this Amendment as of this 29th day of March,1994.

                                     ITT COMMERCIAL FINANCE CORP.

                                     By: /s/ Stephen C. Monahan
                                         --------------------------------
                                         Stephen C. Monahan
                                         Vice President




                                     THE ACTAVA GROUP INC.

                                     By: /s/ F. B. Beilstein, III.
                                         -------------------------------
                                     Title: Senior-Vice President
                                            ---------------------------
-